Exhibit 99.3

Seacoast Banking Corporation of Florida

Loans Outstanding

(percent of total outstandings)

	1999	2000	2001	2002	M-03	J-03	S-03	D-03
Consumer	12%	18%	21%	23%	21%	21%	21%	21%
Commercial	28%	31%	35%	42%	45%	46%	50%	51%
Residential	60%	51%	44%	35%	34%	33%	29%	28%
Total Loans (in millions)	$ 778	$ 845	$ 785	$ 688	$ 662	$ 651	$666	$ 709

Deposit Growth

(in millions)

	Dec-02	Mar-03	Jun-03	Sep-03	3-Dec	% Growth
NOW & Savings	$473	$491	$497	$512	$528	11.60%
Time	$373	$364	$372	$358	$369
DDA	$185	$196	$205	$211	$233	26.30%
Total Deposits						9.60%

Non-performing Assets (NPAs)/ Total Assets

	FY1998	FY1999	FY2000	FY2001	FY2002	FY2003
Seacoast	0.25%	0.25%	0.21%	0.21%	0.18%	0.22%
FL Community Banks	0.53%	0.50%	0.88%	0.30%	0.30%	0.45%

Net Charge-off Ratio

	FY1997	FY1998	FY1999	FY2000	FY2001	FY2002	FY2003
Seacoast	0.21%	0.11%	0.02%	0.03%	0.02%	0.03%	0.10%
FL Community Banks	0.26%	0.27%	0.25%	0.26%	0.36%	0.37%	0.22%

Loan Loss Reserves/ Nonperforming Loans

	FY1998	FY1999	FY2000	FY2001	FY2002	FY2003
Seacoast	262.32%	285.42%	343.88%	290.30%	304.60%	565.00%
FL Community Banks	172.58%	181.94%	146.98%	213.49%	203.12%	206.62%

Loan Portfolio Compostion

	Q1-2003	Q2-2003	Q3-2003	Q4-2003
Real Estate Construction	$84.8	$83.9	$93.5	$107.3
Residential Real Estate	216.6	202.4	188.6	199.5
Commercial Real Estate	235.9	242.1	260.9	270.9
Installment Loans	82.0	79.3	78.9	84.5
C&I	41.8	43	41.9	46.3